Exhibit 16.1(a)

December 9, 2025

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

RE:	PreAxia Health Care Payment Systems Inc.

We have read Item 4.01 of PreAxia Health Care Payment Systems Inc. Form 8-K dated December 9, 2025, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC